Exhibit 2.2

List of Exhibits and Schedules Omitted from the Stock Purchase Agreement Referenced in Exhibit 2.1 Above

Pursuant to Regulation S-K, Item 601(b)(2), the Schedules to the Stock Purchase Agreement referenced in Exhibit 2.1 above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Securities and Exchange Commission  upon request; provided, however, that the Registrant may request confidential treatment of omitted items. There were no Exhibits to the Stock Purchase Agreement.

Schedules

Schedule 1.03 — Purchase Price

Schedule 1.04 — Sample Closing Statement

Schedule 2.04 — Capitalization; Ownership of Shares

Schedule 2.06 — Subsidiaries and Affiliates

Schedule 2.07 — No Approvals; No Conflicts

Schedule 2.08 — Financial Statements; No Undisclosed Liabilities

Schedule 2.09 — Absence of Certain Changes or Events

Schedule 2.10 — Taxes

Schedule 2.11 — Property

Schedule 2.12 — Contracts

Schedule 2.13 — Compliance with Laws

Schedule 2.14 — Claims and Legal Proceedings; Government Orders

Schedule 2.15 — Employees Matters

Schedule 2.16 — Intellectual Property

Schedule 2.17 — Software; Systems

Schedule 2.18 — Privacy; Data Protection

Schedule 2.19 — Licenses, Permits, Authorizations, etc.

Schedule 2.20 — Insurance

Schedule 2.21 — Advertisers

Schedule 2.23 — Related Party Transactions

Schedule 2.24 — Bank Accounts

Schedule 4.02 — Operation of the Business

Schedule 4.12 — Pre-Closing Reorganization

Schedule 4.13 — Termination of Related Party and Intercompany Arrangements